Exhibit 10.39

Recovery Energy, Inc.
1900 Grant Street, Suite #720
Denver, CO   80203

April 16, 2013

G. Tyler Runnels and Jasmine N. Runnels
TTEES The Runnels Family Trust
DTD 1-11-2000T.R. Winston & Company,
c/o T.R. Winston & Company
1999 Avenue of the Stars #2550
Los Angeles, CA 90067

Re:           Additional Investment in 8% Senior Secured Debentures

Reference is made to that certain Securities Purchase Agreement, dated as of February 2, 2011, as amended on July 23, 2012 and August 7, 2012, between the Recovery Energy, Inc. (the “Company”) and the holders set forth therein (the “Original Holders”) and that certain Securities Purchase Agreement, dated as of March 19, 2012, as amended on July 23, 2012 and August 7, 2012, between the Company and the holders set forth therein (the “Supplemental Holders” and, together with the Original Holders, the “Holders”), pursuant to which the Company issued to the Holders certain 8% Senior Secured Convertible Debentures (as subsequently amended, the “Debentures”).

This letter agreement sets forth the agreement between the Company and G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000 (the “Trust”) regarding investment by the Trust and the other Holders in additional Debentures. The Company and the Trust accordingly agree as follows:

1.
The Company agrees, subject to final approval by its board of directors, to issue up to $5 million aggregate principal amount of Debentures to the Holders pursuant to substantially the same terms and conditions governing the previously issued Debentures.

2.
The Trust agrees to purchase an additional $1.5 million aggregate principal amount of Debentures pursuant to substantially the same terms and conditions governing the previously issued Debentures within ninety (90) days of the date hereof, in being understood that the proceeds of such Debentures may be used by the Company to fund its working capital and for other general corporate purchases.

This letter agreement shall be construed in accordance with and governed by the laws of the State of Colorado, excluding its conflict of laws rules. This letter agreement may be executed in any number of counterparts each of which shall be considered an original. If the foregoing accurately sets forth our agreement, please so indicate by executing this letter in the space provided below.

Very truly yours

RECOVERY ENERGY, INC.

By:	/s/ A. Bradley Gabbard
A. Bradley Gabbard
Its:	President and Chief Financial Officer

ACCEPTED AND AGREED

this 16th day of April, 2013

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee